UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2005

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	0-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

As of March 22, 2005, STERIS Corporation (the “Company”) entered into an Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Credit Agreement dated March 29, 2004 (“Credit Agreement”) with KeyBank National Association, as administrative agent for the lending institutions party thereto (“Banks”) and such Banks. Among other matters, Amendment No. 1 modified the Credit Agreement to relax certain negative covenants pertaining to the creation or assumption of liens on assets, negative pledges on assets and Bank notification requirements for acquisitions. These modifications, in part, facilitated the acquisition of FHSurgical. Amendment No. 1 is attached hereto as Exhibit 10.1 and this description is qualified in its entirety by Amendment No. 1.

ITEM 8.01 Other Events

The Company announced on March 24, 2005 that it had completed the acquisition of FHSurgical, a privately-held manufacturer of surgical tables with approximately 40 employees and manufacturing facilities in Orléans, France. The business offers a variety of surgical tables targeted at different hospital needs and sold primarily in Europe. The acquisition will be integrated into STERIS’s Healthcare segment. Under the terms of the transaction, STERIS acquired FHSurgical for 8.8 million euros (approximately $11.6 million) in cash and assumed liabilities.

On March 24, 2005, STERIS issued a press release announcing the completion of this acquisition. The press release is attached as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to the Amended and Restated Credit Agreement dated March 29, 2004 by and among STERIS Corporation, KeyBank National Association, as administrative agent for the lending institutions party thereto, and such lending institutions.

99.1	Press release issued by the Company on March 24, 2005 relating to the completion of the agreement to acquire FHSurgical.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By:	/s/ Mark D. McGinley
Mark D. McGinley Vice President, General Counsel and Secretary

Dated: March 24, 2005

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Amendment No. 1 to the Amended and Restated Credit Agreement dated March 29, 2004 by and among STERIS Corporation, KeyBank National Association, as administrative agent for the lending institutions party thereto, and such lending institutions.

99.1	Press release issued by the Company on March 24, 2005.

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